EXHIBIT 4.3
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                         PRECISION DRILLING CORPORATION

                             2005 STOCK OPTION PLAN


EFFECTIVE AS OF MARCH 9, 2005


1.                PURPOSE

                  The purpose of this 2005 Plan is to provide an incentive to the officers, employees and directors of Precision Drilling Corporation (the "Corporation") or any of its subsidiaries to achieve the longer term objectives of the Corporation, to give suitable recognition to the ability and industry of such persons who contribute materially to the success of the Corporation and to attract to, and retain in, the employ of the Corporation, persons of experience and ability, by providing them with the opportunity to acquire an increased proprietary interest in the Corporation.

2.                DEFINITIONS

                  When used in this 2005 Plan, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

         (a)      "BOARD OF DIRECTORS" means the Board of Directors of the
                  Corporation;

         (b) "COMMON SHARES" means the Common Shares of the Corporation and any shares or securities of the Corporation into which such Common Shares are changed, converted, subdivided, consolidated or reclassified;

         (c) "CORPORATION" means Precision Drilling Corporation and any successor corporation and any reference herein to action by the Corporation means action by or under the authority of its Board of Directors or a duly empowered committee appointed by the Board of Directors;

         (d) "MARKET VALUE" means the per share closing price for the Common Shares on the Toronto Stock Exchange on the Trading Day immediately preceding the date of such grant providing that such price must not be lower than the closing price for the Toronto Stock Exchange on that day;

         (e) "OPTION" means an option granted by the Corporation to an Optionee entitling such Optionee to acquire a designated number of Common Shares from treasury at a price to be determined by the Board of Directors, but subject to the provisions hereof;

         (f) "OPTION PERIOD" means such period as may be determined by the Board of Directors during which an Optionee may exercise an Option, commencing on

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                  the date such Option is granted to such Optionee and ending as specified in this 2005 Plan, or in the Stock Option Agreement but in no event shall an Option expire on a date which is later than five (5) years after the grant of the Option;

         (g) "OPTIONEE" means a person who is an officer, employee or director of the Corporation or its subsidiaries who is granted an Option pursuant to this 2005 Plan;

         (h) "2005 PLAN" shall mean the Corporation's stock option plan as embodied herein; and

         (i) "TRADING DAY" means a day on which at least a board lot of Common Shares shall have been sold through the facilities of The Toronto Stock Exchange or other relevant stock exchange.

3.                ADMINISTRATION AND ELIGIBILITY

                  The 2005 Plan shall be administered by the Board of Directors. The Board of Directors shall have full and final discretion to interpret the provisions of the 2005 Plan and, with the exception set forth in subparagraph 6(b) hereof, to prescribe, amend, rescind and waive rules and regulations to govern the administration and operation of the 2005 Plan, and all decisions and interpretations made by the Board of Directors shall be binding and conclusive upon the Optionees and the Corporation subject to shareholder approval if required by any relevant stock exchange. The Board of Directors may at any time, and from time to time, designate those Optionees who are to be granted an Option pursuant to the 2005 Plan and grant an Option to such Optionee. Notwithstanding the foregoing, or any other provision contained herein, the Board of Directors shall have the right to delegate to the President of the Corporation the administration and operation of the 2005 Plan and the right to designate Optionees and grant Options to such Optionees, with the exception of grants of options to directors and the President.

4.                COMMON SHARES RESERVED

         (a) The number of authorized but unissued Common Shares that may be subject to Options granted to Optionees under the 2005 Plan at any time, including Common Shares reserved for issuance pursuant to previous stock option plans of the Corporation, shall not exceed 10% of the issued and outstanding common shares of the Corporation from time to time.

         (b) The aggregate number of Common Shares reserved for issuance to any one (1) individual pursuant to this 2005 Plan and all previous stock option plans, shall not exceed five percent (5%) of the issued and outstanding Common Shares of the Corporation.

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         (c)      The number of Common shares issuable (or reserved for
                  issuance) to insiders under all security based compensation arrangements shall not at any time exceed 10% of the issued and outstanding Common Shares and the number of Common Shares issued to insiders under all security based compensation arrangements, within a one year period, shall not exceed 10% of the issued and outstanding Common Shares.

         (d) The foregoing provisions of this paragraph 4 are subject to the appropriate adjustment, as set forth in paragraph 11 hereof, both in the number of Common Shares covered by individual grants and the total number of Common Shares authorized to be issued hereunder, to give effect to any relevant changes in the capitalization of the Corporation.

         (e) Common Shares in respect of which Options are not exercised will be available for subsequent Options.

5.                PARTICIPATION

         (a) Participation in the 2005 Plan shall be entirely voluntary and any decision not to participate shall not affect an Optionee's relationship or employment with the Corporation.

         (b) Notwithstanding any express or implied term of this 2005 Plan to the contrary, the granting of an Option pursuant to the 2005 Plan shall in no way be construed as a guarantee of employment by the Corporation to the Optionee.

         (c) No Optionee shall have any of the rights of a shareholder in respect to Common Shares under an Option until such Common Shares shall have been paid for in full and issued by the Corporation pursuant to this 2005 Plan.

6.                OPTION AGREEMENTS

         (a) Subject to subparagraph 6(b), a written agreement will be entered into between the Corporation and each Optionee to whom an Option is granted hereunder, which agreement will set out the number of Common Shares subject to option, the exercise price and any other terms and conditions approved by the Board of Directors, all in accordance with the provisions of this 2005 Plan (herein referred to as the "Stock Option Agreement"). The Stock Option Agreement will be in such form as the Board of Directors may from time to time approve, and may contain such terms as may be considered necessary in order that the Option will comply with any provisions respecting options in the income tax or other laws in force in any country or jurisdiction of which the Optionee may from time to time be a resident or

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                  citizen or the rules of any regulatory body having
                  jurisdiction over the Corporation.

         (b) No Options shall be granted to any director of the Corporation who is not also an officer of the Corporation if such grant could result, at any time, in the total number of Shares issuable to all directors of the Corporation who are not also officers of the Corporation pursuant to Options exceeding 0.50% of the issued and outstanding Common Shares of the Corporation.

7.                EXERCISE OF OPTIONS

         (a) Subject to Paragraph 8 hereof, Optionee shall be entitled to exercise an Option granted to Optionee at any time prior to the expiry of the Option Period, subject to vesting limitations which may be imposed by the Board of Directors at the time such Option is granted.

         (b) The exercise price of an Option granted under the 2005 Plan shall be as determined by the Board of Directors when such Option is granted subject to any limitations imposed by any relevant stock exchange or regulatory authority, and shall not be less than an amount equal to the Market Value of the Common Shares.

8.                TERMINATION OF OPTIONS

                  Unless specifically amended or otherwise dealt with in a Stock Option Agreement:
                   (i) in the case of death of an Optionee, the right to exercise an Option shall extend to the earlier of (i) one year after the date of death or (ii) the expiry date of the Option set forth in the Stock Option Agreement, to the extent such Option was exercisable by Optionee on the date of death of the Optionee; and

                  (ii) in the case of termination or cessation of employment of an Optionee for any reason (other than death) the right to exercise an Option shall be limited to and shall expire on the earlier of 60 days after the date of termination or cessation, or the expiry date of the Option set forth in the Stock Option Agreement, to the extent such Option was exercisable by Optionee on the date of termination of such employment. For greater certainty, any reference to a cessation of employment of the Optionee with the Corporation for any reason, other than death, is a reference to the occurrence of such fact howsoever that arises, and if any Optionee is entitled to reasonable notice of termination of employment or compensation in lieu thereof, or is entitled to a specific period of notice or compensation in lieu thereof, then the Optionee is not entitled to claim any right to further

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                           unvested Common Shares which may be available
                           pursuant to an Option or further time to exercise vested Common Shares available pursuant to an Option during the said reasonable notice period or during the said specific notice period, or to compensation in lieu thereof by way of general damages, or special damages, whether in contract, in tort or otherwise.

                  (iii) The Corporation shall have the authority to either provide for in the future or to amend all outstanding option agreements of outside directors of the corporation (being a director of the corporation who is not also a full time employee of the corporation) to provide for the right to such director to exercise all of that director's outstanding options within sixty (60) days of termination as a director of the corporation if such termination occurs as a result of a forced retirement due to the implementation of a policy to force directors to retire from the board due to a term limit of more than fourteen (14) years as a board member or due to an age limit of greater than sixty-nine (69) years.

9.                OPTIONEE'S RIGHTS NOT TRANSFERABLE

         (a) No right or interest of any Optionee in or under the 2005 Plan is assignable or transferable, in whole or in part, either directly or by operation of law or otherwise in any manner except by bequeath or the laws of descent and distribution.

         (b) Subject to the foregoing, the terms of the 2005 Plan shall bind the Corporation, its successors and assigns, and each Optionee, his heirs, executors, administrators and personal representatives.

10.               TAKEOVER OR CHANGE IN CONTROL

                  The Corporation shall have the power, in the event of:

         (a) any disposition of substantially all of the assets of the Corporation, on the dissolution, merger, amalgamation or consolidation of the Corporation, with or into any other corporation, or the merger, amalgamation or consolidation of any other corporation into the Corporation,

         (b)      any change in control of the Corporation, or

         (c) an offer is made generally to the holders of the Corporation's voting securities to purchase those securities and which is a "takeover bid" as defined in the SECURITIES ACT (Alberta),

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to amend the Stock Option Agreement to permit the exercise of any or all of the remaining Options prior to the completion of any such transaction. If the Corporation shall exercise such power, the Option shall be deemed to have been amended to permit the exercise thereof in whole or in part by the Optionee at any time or from time to time as determined by the Corporation prior to the completion of such transaction. For the purposes of the foregoing, a change in control of the Corporation shall occur if there becomes a Control Person (as defined in the ALBERTA SECURITIES ACT) with respect to the securities of the Corporation, who is not a Control Person as at the effective date of this 2005 Plan.

11.               ANTI-DILUTION OF THE OPTION

                  In the event of:

         (a) any subdivision, redivision or change of the Common Shares at any time during the term of the Option into a greater number of Common Shares, the Corporation shall deliver, at the time of any exercise thereafter of the Option, such additional number of shares as would have resulted from such subdivision, redivision or change if the exercise of the Option had been made prior to the date of such subdivision, redivision or change;

         (b) any consolidation or change of the Common Shares at any time during the term of the Option into a lesser number of Common Shares, the number of shares deliverable by the Corporation on any exercise thereafter of the Option shall be reduced to such number of shares as would have resulted from such consolidation or change if the exercise of the Option had been made prior to the date of such consolidation or change;

         (c) any reclassification of the Common Shares at any time outstanding or change of the Common Shares into other shares, or in case of the consolidation, amalgamation or merger of the Corporation with or into any other corporation (other than a consolidation, amalgamation or merger which does not result in a reclassification of the outstanding Common Shares or a change of the Common Shares into other shares), or in case of any transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another Corporation, at any time during the term of the Option, the Optionee shall be entitled to receive, and shall accept, in lieu of the number of Common Shares to which he was theretofore entitled upon exercise of the Option, the kind and amount of shares and other securities or property which such holder would have been entitled to receive as a result of such reclassification, change, consolidation, amalgamation, merger or transfer if, on the effective date thereof, he had been the holder of the number of Common Shares to which he was entitled upon exercise of the Option.

12.               AMENDMENT AND TERMINATION

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         (a)      The Corporation may in its discretion, subject to stock
                  exchange and other appropriate regulatory approval and to shareholder approval, if required by any relevant stock exchange, amend or terminate the 2005 Plan at any time. No such amendment or termination will, without the consent of an Optionee, alter or impair any rights which have accrued to Optionee prior to the effective date thereof.

         (b) The Corporation may amend or terminate this 2005 Plan at any time in order to conform to applicable law or regulation, whether or not such amendment or termination would affect any accrued rights.


13.               APPLICABLE LAW

                  This 2005 Plan shall be governed by, administered and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

14.               GENDER

                  Wherever the singular or masculine or neuter is used in this 2005 Plan, the same shall be construed as meaning the plural or feminine or body corporate and vice versa, where the context or the parties so require.

15.               COSTS

                  The Corporation shall pay all costs of administering the 2005 Plan.

16.               EFFECTIVE DATE

                  The effective date of this 2005 Stock Option Plan shall be March 9, 2005.

17.               REPRICING PROHIBITED

                  No award of Options may be repriced, replaced, regranted through cancellation, or modified without shareholder approval (except in connection with a change in the Corporation's capitalization), if the effect would be to reduce the exercise price for the shares underlying such award.